press release        corescientific.com

Core Scientific Announces
June 2024 Production and Operations Updates
Secured High-Performance Computing (HPC) Hosting Contracts with CoreWeave for 270 MW of Infrastructure, Representing Total Revenue Opportunity of More than $4.7 Billion over 12-Year Terms
Earned 430 Self-Mined Bitcoin for a Total of 4,506 Bitcoin Year-to-Date and 1,680 in the Second Quarter; Clients Earned an Estimated 110 Bitcoin at Our Data Centers in June
Completed 72 MW Expansion at Denton, TX Data Center, Increasing Operational Infrastructure to 832 MW, and Began Project to Complete 100 MW of Partially Built Infrastructure at Pecos, TX Data Center
AUSTIN, Texas, July 5, 2024 – Core Scientific, Inc. (Nasdaq: CORZ) ("Core Scientific" or “the Company”), one of the largest owners and operators of high-powered digital infrastructure for bitcoin mining and hosting services in North America, today released unaudited production and operations updates for June 2024.
“In June, we secured HPC hosting contracts for a total of 270 MW of our infrastructure, representing cumulative potential revenue of more than $4.7 billion over the 12-year terms,” said Adam Sullivan, Core Scientific’s Chief Executive Officer. “These agreements mark the beginning of a significant expansion of our hosting business and demonstrate the value of our high-power digital infrastructure. We continue to engage with multiple potential clients on our remaining 230 MW of infrastructure available for HPC hosting, including our initial client, CoreWeave, which retains a time-limited, non-exclusive option on the remaining capacity. We also continue to evaluate site acquisition opportunities to expand our footprint beyond the 1.2 GW of power we have currently contracted.”
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Core Scientific, Inc. June ‘24 Update - 2
“To support our HPC hosting and bitcoin mining businesses we completed a 72 MW expansion of our Denton, Texas data center to house relocated bitcoin miners from data centers designated for HPC hosting. We also improved our average self-miner energy efficiency to 23.6 joules per terahash, supporting favorable mining economics in this post-halving environment. By levering the talent and experience of our expert data center team at a time when the growth of artificial intelligence is driving unprecedented high-power data center demand, we believe that we can maximize the value of our digital infrastructure portfolio and create significant value for our shareholders,” Mr. Sullivan added.
Key Metrics Summary (unaudited)
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Core Scientific, Inc. June ‘24 Update - 3

Metric	June 2024	May 2024	April 2024	Second Qtr. 2024
Self-Mining Bitcoin Earned[1]	430	447	803	1,680
Hosting Bitcoin Earned by Clients[2]	110	128	265	503
Average Self-Mined Bitcoin Earned/Day	14.3	14.4	26.8	18.5
Self-Mining Energized Hash rate[3]	19.4	20.4	20.4	-
Hosting Energized Hash rate[4]	5.2	5.7	6.3	-
Total Energized Hash rate	24.6	26.1	26.7	-
Bitcoin Sold[5]	479	453	847	1,779
Bitcoin Sales Proceeds ($USD)	Appx. $31.6 million	Appx. $29.4 million	Appx. $55.8 million	Appx. $116.8 million
Average Self-Mining Fleet Efficiency (J/TH)[6]	23.61	24.23	25.78	-
1 Self-Mining Bitcoin Earned represents bitcoin rewards earned by bitcoin miners owned and operated by Core Scientific
2 Hosting Bitcoin Earned represents estimated bitcoin rewards earned by client-owned miners installed and operated by Core Scientific in our data centers, including bitcoin rewards earned by clients and paid to the Company pursuant to proceeds sharing agreements
3 Self-Mining Energized Hash Rate represents the total rated capacity of all Company-owned bitcoin miners installed and operating in Core Scientific’s data centers. Includes previous generation miners removed to accommodate new miners and then re-deployed opportunistically to exploit favorable mining economics.
4 Hosting Energized Hash Rate represents the total rated capacity of all hosted bitcoin miners owned by clients, installed and operated by Core Scientific in our data centers
5 Bitcoin Sold represents all bitcoin sold by the Company during the period, including self-mined and proceeds sharing rewards.
6 Average Self-Mining Fleet Efficiency (J/TH) represents the weighted average power consumption in Joules per terahash based on the actual efficiency of each model of miner operating in Core Scientific’s owned self-mining fleet˙
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Core Scientific, Inc. June ‘24 Update - 4
Data Centers
As of month-end, the Company operated approximately 205,000 bitcoin miners in our data centers for both self-mining and hosting, representing a total energized hash rate of 24.6 EH/s at its seven data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas.
Self-Mining
Core Scientific earned 430 bitcoin in June from its owned fleet of miners. As of month end, the Company operated approximately 164,000 owned bitcoin miners, representing approximately 80% of the bitcoin miners operating in its data centers and a total energized hash rate of 19.4 EH/s. To support the expansion of the Company’s HPC hosting business, bitcoin miners will be migrated from data centers designated for HPC hosting to bitcoin mining data centers. As of the end of June, approximately 1 EH/s of miners were in migration.
Hosting Services for Bitcoin Mining
In addition to its self-mining fleet, Core Scientific provided data center hosting services, technology and operating support for approximately 42,000 hosted, client-owned bitcoin miners, representing approximately 20% of the bitcoin miners operating in the Company’s data centers as of June 30, 2024. Client-owned bitcoin miners earned an estimated 110 bitcoin in June, including bitcoin rewards paid to the Company pursuant to proceeds sharing agreements.
Hosting Services for High-Performance Computing
Core Scientific’s 16 MW leased data center in Austin, Texas continued normal operations during the month of June. The Company secured two significant HPC hosting agreements with CoreWeave in June: a 200 MW agreement with total potential
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Core Scientific, Inc. June ‘24 Update - 5
revenue over the life of its 12-year contracts of $3.5 billion, and a 70 MW agreement with total potential revenue of $1.225 billion over the life of its 12-year contracts.
Grid Support
In June, the Company implemented its post-halving strategy to maximize profitability by curtailing mining operations across portions of its fleet based on miner efficiency, hash price and power prices. This strategy reduced the consumption of power at its data centers on several occasions and delivered 23,366 megawatt hours to local grid partners.
Infrastructure Expansion
Core Scientific completed a 72 MW infrastructure expansion project at its Denton, Texas data center, increasing its total operational infrastructure to 832 MW. The Company also began a project to complete 100 MW of partially built infrastructure at its Pecos, Texas data center. These expansions will house bitcoin miners relocated from sites scheduled for modification to support HPC hosting.
Upcoming Events and Conferences
Bitcoin 2024 in Nashville, TN July 25-27, 2024 @ Booth #711
Additional Information
To learn more about Core Scientific’s HPC expertise and compelling market opportunity, view the Company’s June 2024 Investor and Analyst Day presentation here and access the accompanying audio webcast here.
ABOUT CORE SCIENTIFIC
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Core Scientific, Inc. June ‘24 Update - 6
Core Scientific is one of the largest owners and operators of high-powered digital infrastructure for bitcoin mining and hosting services in North America. Transforming energy into high value compute with superior efficiency at scale, we employ our own large fleet of computers (“miners”) to earn bitcoin for our own account and provide hosting services for large bitcoin mining and high-performance computing clients at our eight operational data centers in Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (3). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.
FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company and the Company’s ability to source and retain talent. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to earn digital assets profitably and to attract customers for our hosting capabilities; our ability to maintain our competitive position as digital asset networks experience increases in total network hash rate; our ability to raise additional capital to continue our expansion efforts or other operations; our need for significant electric power and the limited availability of
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Core Scientific, Inc. June ‘24 Update - 7
power resources; the potential failure in our critical systems, facilities or services we provide; the physical risks and regulatory changes relating to climate change; potential significant changes to the method of validating blockchain transactions; our vulnerability to physical security breaches, which could disrupt our operations; a potential slowdown in market and economic conditions, particularly those impacting the blockchain industry and the blockchain hosting market; the identification of material weaknesses in our internal control over financial reporting; price volatility of digital assets and bitcoin in particular; the “halving” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, affecting our ability to generate revenue as our customers may not have an adequate incentive to continue mining and customers may cease mining operations altogether; the potential that insufficient awards from digital asset mining could disincentivize transaction processors from expending processing power on a particular network, which could negatively impact the utility of the network and further reduce the value of its digital assets; the requirements of our existing debt agreements for us to sell our digital assets earned from mining as they are received, preventing us from recognizing any gain from appreciation in the value of the digital assets we hold; potential changes in the interpretive positions of the SEC or its staff with respect to digital asset mining firms; the increasing likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries; increasing scrutiny and changing expectations with respect to our ESG policies; the effectiveness of our compliance and risk management methods; the adequacy of our sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services; the effects of our emergence from bankruptcy on our financial results, business and business relationships; and our substantial level of indebtedness and our current liquidity constraints affecting our financial condition and ability to service our indebtedness. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While we may elect to update such forward-looking
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Core Scientific, Inc. June ‘24 Update - 8
statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
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